FOR IMMEDIATE RELEASE                       FOR FURTERH INFORMATION
January 26, 2005                            Edward J. Molnar
                                            Chairman and Chief Executive Officer
                                            (215)-256-8828

SUMMARY: Harleysville Savings Financial Corporation elects new directors

     Harleysville, PA., January 26, 2005 - Edward J. Molnar, Chairman and Chief Executive Officer of Harleysville Savings Financial Corporation reported today that the Company's stockholders have elected Charlotte A. Hunsberger, Esq. to the board of directors for a three year term. Ms. Hunsberger is a partner in the firm of Bricker, Landis, & Hunsberger in Souderton, Pennsylvania. Also elected by the stockholders of the Company for a one year term was James L. Rittenhouse, CPA, CVA. Mr. Rittenhouse is a Director and Treasurer of Detweiler, Hershey & Associates, PC in Souderton, Pennsylvania.

     Reelected by the stockholders for a three year term were Edward J. Molnar and Philip A. Clemens. Mr. Molnar is Chairman and Chief Executive Officer of Harleysville Savings Financial Corporation and Harleysville Savings Bank in Harleysville, Pennsylvania. Mr. Clemens is Chairman and Chief Executive Officer of the Clemens Family Corporation, the parent of Hatfield Quality Meats in Hatfield, Pennsylvania. Paul W. Barndt, who has served for 30 years as a member of the board of directors, retired upon reaching the Company's mandatory retirement age for board members. Mr. Barndt is the founder of the Barndt Agency in Sumneytown, Pennsylvania.

     Harleysville Savings Financial Corporation is the holding company for Harleysville Savings Bank. Established in 1915, Harleysville Savings Bank is a Pennsylvania chartered and federally insured savings bank, headquartered in Harleysville, Pennsylvania. Harleysville is located in central Montgomery County, which has the third largest population and the second highest per capita income in the state of Pennsylvania.

                                  NEWS RELEASE

FOR IMMEDIATE RELEASE                              FOR FURTHER INFORMATION
January 26, 2005                                   Brendan J. McGill
                                                   Senior Vice President and CFO
                                                   (215)-256-8828

SUMMARY: Board declares a 5 for 3 stock split and increases the regular quarterly cash dividend.

     Harleysville, PA. January 26, 2005 - Harleysville Savings Financial Corporation announced today that its board of directors has declared a 5 for 3 split of the common stock of the Company, payable on February 23, 2005 to stockholders of record at the close of business on February 9, 2005. The stock split is expected to provide for a wider distribution and also make it more affordable for more investors to purchase the Company's stock.

     The board of directors also declared an increase in the regular quarterly cash dividend from $.22 per share to $.25 per share, payable on February 23, 2005 to stockholders of record at the close of business on February 9, 2005. The $.25 regular quarterly cash dividend will be payable on the number of shares owned prior to the 5 for 3 stock split. The cash dividend is 25% higher than that paid one year ago.

     Harleysville Savings Financial Corporation is the holding company for Harleysville Savings Bank. Established in 1915, Harleysville Savings Bank is a Pennsylvania chartered and federally insured savings bank headquartered in Harleysville, PA. Harleysville is located in central Montgomery County, which has the third largest population base and the second highest per capita income in the state of Pennsylvania.

FOR IMMEDIATE RELEASE                               FOR FURTHER INFORMATION
January 26, 2005                                    Brendan J. McGill
                                                    Senior Vice President & CFO
                                                    (215)-256-8828

SUMMARY: Harleysville Savings Financial Corporation announces first quarter earnings for fiscal year 2005

     Harleysville, PA., January 26, 2005 - Harleysville Savings Financial Corporation (NASDAQ:HARL) reported today that net income for the first quarter of fiscal year 2005 amounted to $1,256,000 or $.54 per diluted share compared to $1,208,000 or $.52 per diluted share for the same quarter a year ago. Net interest income increased 11.5% and amounted to $3,228,000 for the quarter compared to $2,893,000 for the same quarter a year ago.

     The Company's assets increased to $727 million compared to $696 million a year ago. Stockholders' book value increased to $19.62 per share from $18.34 a year ago.

     As of December 31, 2004, the Company's ratio of non-performing assets plus 90 day delinquent loans amounted to .04% of total assets and its efficiency ratio for the quarter was 54.75%, both outstanding performance ratios in the industry.

     Harleysville Savings Financial Corporation is the holding company for Harleysville Savings Bank. Established in 1915, Harleysville Savings Bank is a Pennsylvania chartered and federally insured savings bank. Headquartered in Harleysville, PA. Harleysville is located in central Montgomery County, which has the third largest population base and the second highest per capita income in the state of Pennsylvania.

     This presentation may contain forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995). Actual results may differ materially from the results discussed in these forward-looking statements. Factors that might cause such a difference include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and other economic; competitive, governmental, regulatory, and technological factors affecting the Company's operations, pricing, products and services.

Harleysville Savings Financial Corporation
Selected Consolidated Financial Data as of December 31, 2004
(Dollars in thousands except per share data)
( (1) Unaudited)
                                                         -----------------------
                                                           Three Months Ended
                                                         -----------------------
                                                           Dec 31,      Dec 31,
Selected Consolidated Earnings Data                        2004(1)      2003(1)
---------------------------------------------------      ----------   ----------
Total interest income                                    $    8,579   $    8,064
Total interest expense                                        5,351        5,171

Net Interest Income                                           3,228        2,893
Provision for loan losses                                        --           --

Net Interest Income after Provision for Loan Losses           3,228        2,893

Gain on sale of investments                                      64          110
Gain on sale of loans                                            --            6
Other income                                                    350          336
Total other expenses                                          1,959        1,746

Income before Income Taxes                                    1,683        1,599
Income tax expense                                              427          391

Net Income                                               $    1,256   $    1,208


Per Common Share Data
---------------------------------------------------
Basic earnings                                           $     0.55   $     0.53
Diluted earnings                                         $     0.54   $     0.52
Dividends                                                $     0.22   $     0.20
Book value                                               $    19.62   $    18.34
Shares outstanding                                        2,303,793    2,276,791
Average shares outstanding - basic                        2,299,407    2,269,265
Average shares outstanding - diluted                      2,343,815    2,327,971

                                                         -----------------------
                                                              Year To Date:
                                                         -----------------------
                                                           Dec 31,      Dec 31,
Other Selected Consolidated Data                           2004(1)      2003(1)
---------------------------------------------------      ----------   ----------
Return on average assets                                       0.69%       0.71%
Return on average equity                                      11.25%      11.74%
Interest rate spread                                           1.68%       1.57%
Net yield on interest earning assets                           1.84%       1.74%
Operating expenses to average assets                           1.08%       1.02%
Efficiency ratio                                              54.75%      54.08%
Ratio of non-performing loans to total
  assets at end of period                                      0.04%       0.04%
Loan loss reserve to total loans, net                          0.57%       0.62%


                                                   ---------------------------------------------------------------
                                                     Dec 31,       Sept 30,      June 30,     Mar 31,      Dec 31,
Selected Consolidated Financial Data                 2004(1)         2004        2004(1)       2004        2003(1)
----------------------------------------------     ---------------------------------------------------------------
Total assets                                        $726,957       $718,232     $707,914     $693,888     $696,334
Loans receivable - net                               341,110        338,584      327,664      321,775      316,065
Loan loss reserve                                      1,974          1,977        1,980        1,984        1,988
Cash & investment securities                          79,651         80,595       81,912       82,993       89,676
Mortgage-backed securities                           269,007        265,087      266,012      257,480      258,717
FHLB stock                                            15,340         15,184       14,836       14,417       14,578
Deposits                                             408,766        405,231      402,654      395,304      391,872
FHLB advances                                        268,222        265,953      255,812      251,307      258,084
Total stockholders' equity                            45,203         44,313       43,275       42,518       41,746